Exhibit 10(eee)

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is entered into as of May 23, 2003, between SIGA Technologies, Inc., a Delaware corporation (the "Corporation"), and Susan K. Burgess, Ph.D. (the "Executive").

      WHEREAS, the Corporation and Plexus Vaccine Inc., a California corporation ("Plexus"), are parties to an Asset Purchase Agreement dated May 14, 2003 (the "Asset Purchase Agreement");

      WHEREAS, as a condition precedent to the consummation of the transactions contemplated by the Asset Purchase Agreement (the "Closing"), the parties hereto have agreed to enter into this Agreement;

      WHEREAS, the Corporation and Executive acknowledge and agree that immediately prior to the Closing, Executive was employed as president and chief executive officer of Plexus and was a significant shareholder of Plexus;

      WHEREAS, the Corporation and Executive acknowledge and agree that the retention of Executive's services and Executive's agreement to enter into and adhere to the non-competition, non-solicitation and non-disclosure of proprietary information provisions contained in this Agreement are critical reasons for the Corporation entering into the Asset Purchase Agreement and consummating the transactions contemplated thereby; and

      WHEREAS, the Corporation and Executive desire to enter into this Agreement pursuant to which Executive shall serve as the President of the Corporation on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree to the terms and conditions of this Agreement as follows:

      1. Employment for Term. The Corporation hereby employs Executive and Executive hereby accepts employment with the Corporation for the period beginning on May 23, 2003 and ending December 31, 2005 (the "Initial Term"), or upon the earlier termination of such term pursuant to Section 6 (such term of employment upon any such earlier termination, being hereinafter referred to as the "Term"). The termination of Executive's employment under this Agreement shall end the Initial Term but shall not terminate Executive's or the Corporation's other agreements in this Agreement, except as otherwise provided herein.

      2. Position and Duties. During the Term, Executive shall serve as the President of the Corporation. During the Term, Executive shall also hold such additional positions and titles as the Board of Directors of the Corporation (the "Board") may determine from time to time. During the Term, Executive shall devote her full time and efforts to her duties as an employee of the Corporation.
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      3. Compensation.

            (a) Base Salary. The Corporation shall pay Executive a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $216,000 per annum, payable at least monthly on the Corporation's regular pay cycle for professional employees (the "Base Salary").

            (b) Stock Options. On the date hereof, the Corporation shall grant Executive an option to purchase an aggregate of 300,000 shares of common stock, par value $.0001 per share, of the Corporation ("Common Stock"), which shall vest with respect to the first 100,000 shares on May 23, 2003, with respect to the second 100,000 shares on May 23, 2004 and with respect to the remaining 100,000 shares on May 23, 2005, pursuant to a Stock Option Grant Agreement of even date herewith between the Corporation and Executive, in substantially the form attached hereto as Exhibit A.

            (c) Other and Additional Compensation. The preceding sections establish the minimum compensation during the Term and shall not preclude the Board from awarding Executive a higher salary or any bonuses or stock options in the discretion of the Board during the Term at any time.

            (d) Payment of Deferred Compensation. The parties hereto acknowledge and agree that the salary payable by Plexus to Executive, in her capacity as president and chief executive officer of Plexus, during the period from July 1, 2002 through the date hereof, was reduced by an aggregate amount of $83,600 (the "Deferred Compensation"). The Corporation shall pay Executive 50% of the Deferred Compensation at the Closing, 25% of the Deferred Compensation on or before August 10, 2003 and 25% of the Deferred Compensation on or before October 10, 2003.

      4. Employee Benefits. During the Term, Executive shall be entitled to the employee benefits including vacation, 401(k) plan, health plan and other insurance benefits made generally available by the Corporation to employees of the Corporation.

      5. Expenses. The Corporation shall reimburse Executive for actual out-of-pocket expenses incurred by her in the performance of her services for the Corporation upon the receipt of appropriate documentation of such expenses.

      6. Termination.

            (a) General. The Initial Term shall end immediately upon Executive's death. The Initial Term may also end for Cause or Disability, as defined in
Section 7.

            (b) Notice of Termination. Promptly after it ends the Initial Term, the Corporation shall give Executive notice of the termination, including a statement of whether the termination was for Cause or Disability (as defined in Section 7(a) and 7(b) below). The Corporation's failure to give notice under this Section 6(b) shall not, however, affect the validity of the Corporation's termination of the Initial Term.


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            (c) Effective Termination by the Corporation. If the Corporation (i)
reassigns Executive's base of operations outside of San Diego, California, or
(ii) materially reduces Executive's duties during the Initial Term, including replacing Executive as President, or (ii) materially breaches the Corporation's obligations under this Agreement, then, at her option, Executive may treat such reduction in duties or relocation or breach as a termination of the Initial Term without Cause by the Corporation and as "Good Reason" for Executive to resign.

      7. Severance Benefits.

            (a) Cause Defined. "Cause" means (i) willful malfeasance or willful misconduct by Executive in connection with her employment; (ii) Executive's gross negligence in performing any of her duties under this Agreement; (iii) Executive's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Executive's material breach of any written policy applicable to all employees adopted by the Corporation which is not cured to the reasonable satisfaction of the Corporation within fifteen (15) business days after notice thereof; or (v) material breach by Executive of any of her agreements in this Agreement which is not cured to the reasonable satisfaction of the Corporation within fifteen (15) business days after notice thereof.

            (b) Disability Defined. "Disability" shall mean Executive's incapacity due to physical or mental illness that results in her being substantially unable to perform her duties hereunder for six consecutive months (or for six months out of any nine month period). During a period of Disability, Executive shall continue to receive the Base Salary hereunder, provided that if the Corporation provides Executive with disability insurance coverage, payments of the Base Salary shall be reduced by the amount of any disability insurance payments received by Executive due to such coverage. The Corporation shall give Executive written notice of termination which shall take effect sixty (60) days after the date it is sent to Executive unless Executive shall have returned to the performance of her duties hereunder during such sixty (60) day period (whereupon such notice shall become void).

            (c) Termination. If the Corporation ends the Initial Term for Cause or Disability, or if Executive resigns as an employee of the Corporation for reasons other than Good Reason as provided in Section 6(c), or if Executive dies, then the Corporation shall have no obligation to pay Executive any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law, be forfeited immediately upon the end of the Term. Payments under Section 3(a) shall continue for the remainder of the Initial Term unless the Corporation ends the Initial Term for Cause or if Executive resigns for reasons other than Good Reason as provided in Section 6(c). If the Corporation ends the Initial Term without Cause, or if Executive resigns for Good Reason as provided in Section 6(c), then the Corporation will be obligated to continue to pay Executive's salary and all other amounts due hereunder for the remainder of the Initial Term.

            (d) Change of Control Payment. The provision of this Section 7(d) set forth the terms of an agreement reached between Executive and the Corporation regarding Executive's rights and obligations upon the occurrence of a "Change in Control" (as hereinafter defined) of


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the Corporation. These provisions are intended to assure and encourage in advance Executive's continued attention and dedication to her assigned duties and her objectivity during the pendency and after the occurrence of any such Change in Control. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 7(c) if Executive's employment is terminated or Notice of Termination is given ninety (90) days prior to or within twelve (12) months after the occurrence of an event constituting a Change in Control.

                  (i) Escrow. Within ten (10) days after the occurrence of the first event constituting a Change in Control (irrespective of whether Executive has actual knowledge of such event), the Corporation shall place immediately negotiable funds in escrow in an amount equal to the greater of (A) Executive's salary and all other amounts due hereunder for the remainder of the Term, plus such additional amount as equals the "Gross Up Payment" (as hereinafter defined) thereon (the "Change of Control Amount") and (B) the amount of Executive's annual base salary at such time (the "Annual Salary Amount"). Such escrow shall be conducted pursuant to a standard escrow agreement among the Corporation, Executive and an independent escrow agent providing for the timely payment to Executive of the amounts hold in such escrow in the event Executive becomes entitled thereto under the applicable provisions of this Agreement (the "Escrow Arrangement"). The Escrow Arrangement shall be maintained until the earlier of (A) twelve months and one day after the occurrence of an event constituting a Change in Control or (B) the payment to Executive of all sums escrowed.

                  (ii) Change in Control. If, within 90 days prior to, or within twelve (12) months after the occurrence of an event constituting a Change in Control, Executive's employment is terminated or a Notice of Termination is given for any reason other than (A) her death, (B) her Disability, or (C) by Executive other than for Good Reason, then such termination shall be deemed to be a "Termination Due to Change in Control" (herein so called), in which event the Corporation shall pay Executive, in a lump sum, on or prior to the fifth (5th) day following the date of termination of the Term:

                        (A) an amount equal to the greater of the Change of Control Amount (including any Gross Up Payment) and the Annual Salary Amount; and

                        (B)   Executive's accrued and unpaid Base Salary.

                  (iii) Stock Option Floor. Upon the occurrence of the first event constituting a Change in Control, all stock options and other stock-based grants to Executive by the Corporation shall, irrespective of any provisions of her option agreements, immediately and irrevocably vest and become exercisable as of the date of such first event whereupon, at any time during the Option Term as defined in the option agreements, Executive or her estate may by five (5) days' advance written notice given to the Corporation, and irrespective of whether Executive is then employed by the Corporation or then living, and solely at the election of Executive or her estate, require the Corporation to:


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                        (A)   within thirty (30) days of a request by Executive
                              or her estate file and cause to become effective a Form S-8 (or other appropriate form) with the Securities and Exchange Commission ("SEC") registering for resale all shares underlying stock options granted to Executive and outstanding with all fees and expenses of such filing being paid by the Corporation; or

                        (B) allow Executive to exercise all or any part of such Stock Options at the option prices therefor specified in the grant of the Stock Options.

                  (iv) Gross Up Payment.

                        (A) Excess Parachute Payment. If Executive incurs the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "Excess Parachute Payments" within the meaning of
                              Section 280G(b)(1) of the Code, the Corporation will pay to Executive an amount (the "Gross Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on both the Excess Parachute Payment and any federal, state and local income tax (together with penalties and interest) as well as the Excise Tax upon the payment provided for by this Section 7(d)(iv)(A), will be equal to the Change of Control Amount.

                        (B) Applicable Rates. For purposes of determining the amount of the Gross Up Payment, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality where taxes thereon are lawfully due, net of the maximum reduction (if any) in federal income taxes that could be obtained from deduction of deductible state and local taxes.

                        (C) Determination of Gross Up Payment Amount. The determination of whether the Excise Tax is payable and the amount thereof will be based upon the opinion of tax counsel selected by Executive and reasonably approved by the Corporation, which approval will not be unreasonably withheld or delayed. If such opinion is not finally accepted by the Internal Revenue Service (or state and local taxing authorities), then appropriate adjustments to the Excise Tax


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                              will be computed and additional Gross Up Payments
                              will be made in the manner provided by this
                              Section 7(d)(iv).

                        (D) Payment. The Corporation will pay the estimated amount of the Gross Up Payment in cash to Executive at the time specified in this Agreement. Executive and the Corporation agree to reasonably cooperate in the determination of the actual amount of the Gross Up Payment. Further, Executive and the Corporation agree to make such adjustments to the estimated amount of the Gross Up Payment as may be necessary to equal the actual amount of the Gross Up Payment, which in the case of the Corporation will refer to refunds of prior overpayments by the Corporation and in the case of Executive will refer to additional payments to Executive to make up for prior underpayments.

                  (v) Definitions. For purposes of this Section 7, the following terms shall have the following meanings:

                        (A) "Change in Control" shall mean any of the following:

                              (1) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the "Acquiring Person"), other than the Corporation, or any of its Subsidiaries or any Excluded Group (as defined herein), of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange
                                    Act) of 35% or more of the combined voting power or economic interests of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; provided, however, that any transfer from any director or executive officer listed in the Corporation's Form 10-KSB for the year ended December 31, 2002 under "Security Ownership of Certain Beneficial Owners" (the "Excluded Group") will not result in a Change in Control if such transfer was part of a series of related transactions the effect of which, absent the transfer to such Acquiring Person by the Excluded Group, would not have resulted in the acquisition by such Acquiring Person of 35% or more of the combined voting power or economic interests of the then outstanding voting securities; or


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                              (2)   during any period of 12 consecutive months
                                    after the date of this Agreement, the
                                    individuals who at the beginning of any such 12-month period constituted a majority of the Directors (the "Incumbent Non-Investor Majority") cease for any reason to constitute at least a majority of such Directors; provided that (i) any individual becoming a director whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of the stockholders having the right to designate such director and (ii) any director whose election to the Board or whose nomination for election by the stockholders of the Corporation was approved by the requisite vote of directors entitled to vote on such election or nomination in accordance with the Restated Certificate of Incorporation of the Corporation, shall, in each such case, be considered as though such individual were a member of the Incumbent Non-Investor Majority, but excluding, as a member of the Incumbent Non-Investor Majority, any such individual whose initial assumption of office, is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-2 of Regulation 14A promulgated under the Exchange Act) and further excluding any person who is an affiliate or associate of an Acquiring Person having acquired within the preceding 12 months, or proposing to acquire, beneficial ownership of 25% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or

                              (3) the approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Corporation immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors


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                                    of. the Corporation resulting from such
                                    reorganization, merger, or consolidation; or

                              (4) the sale or other disposition of assets representing 50% or more of the assets of the Corporation in one transaction or series of related transactions not initiated or commenced by any person within the Excluded Group; or

                              (5)   a "Fundamental Change in Business" as
                                    hereinafter defined; or

                              (6) a "Hostile Takeover" as hereinafter defined is declared.

                        (B) "Fundamental Change in Business" shall mean that the Corporation, at any time, no longer spends at least fifty percent (50%) of its annual budget on activities related to biotechnology or pharmaceuticals.

                        (C) "Hostile Takeover" shall mean any Change in Control which at any time is declared by at least a majority of the Board, directly or indirectly, to be hostile or not in the best interests of the Corporation, or in which an attempt is made (irrespective of whether successful) to wrest control away from the incumbent management of the Corporation and, with respect to which, the Board makes efforts to resist.

                  (vi) Satisfactory Alternative. Notwithstanding anything to the contrary herein, Executive shall have no rights and the Corporation shall have no obligation under this Section 7(d) with respect to a Termination Due to Change in Control if, prior to or simultaneously with such Termination Due to Change in Control, Executive is offered employment within 50 miles of the existing Plexus facility in San Diego, California by another business at a level of compensation equal to or greater than her compensation hereunder.

      8. Confidentiality, Ownership, and Covenants. Executive acknowledges and agrees that the Corporation would not consummate the transactions contemplated by the Asset Purchase Agreement without the assurance that Executive will not engage in any of the activities prohibited by this Section 8, and will otherwise comply with this Section 8, for the periods set forth herein. Executive agrees to restrict her actions as provided for in this Section 8. Executive further acknowledges that the scope and duration of the covenants set forth in this
Section 8 are reasonable in light of the specific nature and duration of the transactions contemplated by the Asset Purchase Agreement and the shares of Common Stock to be issued to her in connection with the liquidation and dissolution of Plexus pursuant to the terms of the Asset Purchase Agreement. In consideration thereof, Executive agrees that she will not assert in any forum that


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the provisions of this Section 8 prevent her from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

            (a) "Corporation Information" and "Inventions" Defined. "Corporation Information" means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that (as to both (i) and (ii) above) is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters). "Inventions" collectively refers to any and all inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, research, discoveries, developments, designs, and techniques regarding any of the foregoing.

            (b) Confidentiality. (i) Executive hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of her employment with the Corporation may be attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. Executive, therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during the Term and for the five (5) year period after the end of the Term and shall not be used or divulged by her outside the scope of her employment as contemplated by her Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that Executive is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, Executive will promptly so notify the Corporation so that the Corporation may seek a protective order of other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, Executive may furnish the material so required to be furnished, but Executive will furnish only that portion of the Corporation Information that legally is required.

                  (ii) Executive also hereby agrees to keep the terms of this Agreement confidential to the same extent that the Corporation maintains such confidentiality (except with regard to any disclosure by the Corporation required under applicable securities laws).

            (c) Ownership of Inventions, Patents and Technology. Executive hereby assigns to the Corporation all of Executive's rights (including patent rights, copyrights, trade secret rights, and all other rights throughout the world), title and interest in and to Inventions, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the course of the performance of services for the Corporation. Executive shall also assign to, or as directed by, the Corporation, all of Executive's right, title and interest in and to any and all Inventions, the full title to which is required to be in the United States government of any of its agencies. The Corporation shall have all right, title and interest in all research and work product produced by Executive as an employee of the Corporation, including, but not limited to, all research materials and lab books.


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            (d) Non-Competition Period Defined. "Non-Competition Period" means the period beginning at the end of the Term and ending one (1) year after the end of the Term.

            (e) Covenants Regarding the Term and Non-Competition Period. Executive acknowledges and agrees that her services pursuant to this Agreement are unique and extraordinary; that the Corporation will be dependent upon Executive for research, development and marketing expertise; and that she will have access to and control of confidential information of the Corporation. Executive further acknowledges that the business of the Corporation is international in scope and cannot be confined to any particular geographic area. Executive further acknowledges that the scope and duration of the restrictions set forth in this Section 8(e) are reasonable in light of the specific nature and duration of the transactions contemplated by the Asset Purchase Agreement and the shares of Common Stock to be issued to her in connection with the liquidation and dissolution of Plexus pursuant to the terms of the Asset Purchase Agreement. For the foregoing reasons and to induce the Corporation to enter this Agreement, Executive covenants and agrees that, subject to Section 8(h), during the Term and the Non-Competition Period Executive shall not unless with written consent of the Corporation:

                  (i) engage in any business directly related to the research and development of the products or processes in which the Corporation is engaged in during the Term or in any other business conducted by the Corporation during the Term (collectively the "Prohibited Activity") in the World for her own account;

                  (ii) become interested in any individual, corporation, partnership or other business entity (a "Person") engaged in any Prohibited Activity in the world, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that Executive may own directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange if Executive (x) is not a controlling person of, or a member of a group which controls, such person or (y) does not, directly or indirectly, own 5% or more of any class of securities of such person; or

                  (iii) directly or indirectly hire, employ or retain any person who at any time during the last two months of the Term was an employee of the Corporation or directly or indirectly solicit, entice, induce or encourage any such person to become employed by any other person.

            (f) Remedies. Executive hereby acknowledges that the covenants and agreements contained in Section 8 are reasonable and valid in all respects and that the Corporation is entering into this Agreement, inter alia, on such acknowledgement. If Executive breaches, or threatens to commit a breach, of any of the restrictive covenants set forth in this Agreement (the "Restrictive Covenants"), the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will


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cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation; and (ii) the right and remedy to require Executive to account for and pay over to the Corporation such damages as are recoverable at law as the result of any transactions constituting a breach of any of the Restrictive Covenants.

            (g) Jurisdiction. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Corporation's right to the relief provided above in the courts of any other jurisdiction, within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdiction such Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

            (h) Executive's agreements and covenants under Section 8(e) shall automatically terminate if (i) the Corporation ends the Initial Term without Cause, (ii) Executive resigns for Good Reason as provided in Section 6(c) or
(iii) the Initial Term expires on December 31, 2005 in accordance with the terms of this Agreement.

      9. Successors and Assigns.

            (a) Executive. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Executive may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by her. All rights and benefits of Executive shall be for the sole personal benefit of Executive, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgement or bankruptcy proceedings against Executive. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Executive and her personal representatives, distributes and legatees.

            (b) The Corporation. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and of its successors and assigns, including (but not limited to) any corporation that may acquire all or substantially all of the corporation's assets or business or into or with which the Corporation may be consolidated or merged. In the event that the Corporation sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets and Executive does not elect to treat any such transaction as a termination by the Corporation without Cause pursuant to Section 7(c), then this Agreement shall continue in full force and effect. The Corporation's obligations under this Agreement shall cease, however, if the successor to, the purchaser or acquirer either of the Corporation or of all or substantially all of its assets, or the entity with which the Corporation has affiliated, shall assume in writing the Corporation's obligations under this Agreement (and deliver and executed copy of such assumption to Executive), in which case such successor or purchaser, but not the Corporation, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Corporation under this Agreement.


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      10. Entire Agreement. This Agreement represents the entire agreement between the parties concerning Executive's employment with the Corporation and supersedes all prior negotiations, discussions, understanding and agreements, whether written or oral, between Executive and the Corporation relating to the subject matter of this Agreement.

      11. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Konatich and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement or any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

      12. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

            If to Executive:            Susan K. Burgess, Ph.D.
                                        14321 Twin Peaks Road
                                        Poway, CA 92064

            If to the Corporation:      SIGA Technologies, Inc.
                                        420 Lexington Avenue
                                        Suite 601
                                        New York, NY 10170
                                        Fax: 212-697-3130
                                        Attention: Thomas N. Konatich

                   with a copy to:      Kramer Levin Naftalis & Frankel LLP
                                        919 Third Avenue
                                        New York, NY 10022
                                        Attention: James A. Grayer, Esq.

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

      13. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and Executive that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

      14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

      15. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

      16. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Executive under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

      17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

      18. Applicable Law; Arbitration. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of New York, as applied to a contract executed within and to be performed in such State. The parties agree that any disputes shall be definitively resolved by binding arbitration before in accordance with the Rules of the American Arbitration Association, with the arbitration hearing to be held in New York, New York. The parties hereby consent to the jurisdiction to the federal courts of the Southern District of New York or, if there shall be no jurisdiction, to the state courts located in New York County, New York, to enforce any arbitration award rendered with respect thereto. Each party shall choose one neutral arbitrator and the two neutral arbitrators shall choose a third neutral arbitrator. All costs and fees related to such arbitration (and judicial enforcement proceedings, if any) shall be borne and allocated by and between the parties as the arbitrators decide is appropriate, with the intent that the party who is the most unsuccessful should bear most (or all) of said costs and fees.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        SIGA TECHNOLOGIES, INC.


                                           By: /s/ Thomas N. Konatich
                                               ---------------------------------
                                               Thomas N. Konatich
                                               Chief Executive Officer and
                                               Chief Financial Officer


                                               /s/ Susan K. Burgess
                                               ---------------------------------
                                               Susan K. Burgess, Ph.D.

                                                                       EXHIBIT A

                             SIGA TECHNOLOGIES, INC.

                        Incentive Stock Option Agreement

                                                     Granting Date: May 23, 2003

To: Susan K. Burgess, Ph.D.:

            We are pleased to notify you that SIGA TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), has granted to you (the "Holder") an incentive stock option (the "Option") under the Corporation's Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan (the "Plan") to purchase all or any part of an aggregate of 300,000 shares of Common Stock of the Corporation (the "Optioned Shares"), subject to the terms and conditions of this Agreement.

            1. Vesting, Term and Exercise of Option. Subject to the provisions of this Agreement, this Option may be exercised for up to the number of vested Optioned Shares (subject to adjustment as provided in Section 6 hereof) by you on or prior to the tenth anniversary of the Granting Date ("Last Exercise Date") at an initial exercise price (the "Exercise Price") of $1.81 per share (subject to adjustment as provided in Section 6 hereof) and all as subject to Plan and this Agreement. The Holder may exercise this Option according to the following vesting schedule: this Option shall become exerciseable with respect to the first 100,000 Optioned Shares on May 23, 2003, with respect to the second 100,000 Optioned Shares on May 23, 2004 and with respect to the remaining 100,000 Optioned Shares on May 23, 2005. Any portion of the Option that you do not exercise shall accumulate and can be exercised by you any time prior to the Last Exercise Date. You may not exercise your Option to purchase a fractional share or fewer than 100 shares, and you may only exercise your Option by purchasing shares in increments of 100 shares unless the remaining shares purchasable are less than 100 shares.

            This Option may be exercised by delivering to the Secretary of the Corporation (i) a written Notice of Intention to Exercise in the form attached hereto as Appendix A signed by you and specifying the number of Optioned Shares you desire to purchase, (ii) payment, in full, of the Exercise Price for all such Optioned Shares in cash, certified check, surrender of shares of Common Stock of the Corporation having a value equal to the exercise price of the Optioned Shares as to which you are exercising this Option, provided that such surrendered shares, if previously acquired by exercise of a Company stock option, have been held by you at least six months prior to their surrender, or by means of a brokered cashless exercise. As a holder of an option, you shall have the rights of a shareholder with respect to the Optioned Shares only after they shall have been issued to you upon the exercise of this Option. Subject to the terms and provisions of this Agreement and the Plan, the Corporation shall use its best efforts to cause the Optioned Shares to be issued as promptly as practicable after receipt of your Notice of Intention to Exercise.

            2. Non-transferability of Option. This Option shall not be transferable and may be exercised during your lifetime only by you. Any purported transfer or assignment of this Option shall be void and of no effect, and shall give the Corporation the right to terminate this Option as of the date of such purported transfer or assignment. No transfer of an Option by will or by the laws of descent and distribution shall be effective unless the Corporation shall have been furnished with written notice thereof, and such other evidence as the Corporation may deem necessary to establish the validity of the transfer and conditions of the Option, and to establish compliance with any laws or regulations pertaining thereto.

            3. Certain Rights and Restrictions With Respect to Common Stock. The Optioned Shares which you may acquire upon the exercise of this Option will not be registered under the Securities Act of 1933, as amended, or under state securities laws and the resale by you of such Optioned Shares will, therefore, be restricted. You will be unable to transfer such Optioned Shares without either registration under such Act and compliance with applicable state securities laws or the availability of an exemption therefrom. Accordingly, you represent and warrant to the Corporation that all shares of Common Stock you may acquire upon the exercise of this Option will be acquired by you for your own account for investment and that you will not sell or otherwise dispose of any such shares except in compliance with all applicable federal and state securities laws. The Corporation may place a legend to such effect upon each certificate representing Optioned Shares acquired by you upon the exercise of this Option.

            4. Disputes. Any dispute which may arise under or as a result of or pursuant to this Agreement shall be finally and conclusively determined in good faith by the Board of Directors of the Corporation in its sole discretion, and such determination shall be binding upon all parties.

            5. Termination of Status.

                  (a) This Option is a separate incentive and not in lieu of salary or other compensation. The Optioned Shares do not vest you with any right to employment with the Corporation, nor is the Corporation's right to terminate your employment in any way restricted by this Agreement. Subject to the following provisions of this Section 5, the Option will terminate upon and will not be exercisable after termination of your employment with the Corporation ("Employment Termination Date"). If your employment with the Corporation is terminated for any reason other than death or disability, this Option may not be exercised after the earlier of (i) ninety (90) days from the Employment Termination Date or (ii) the Expiration Date, and may not be exercised for more than the number of Optioned Shares purchasable under Section 1 on the Employment Termination Date.

                  (b) If you die while this Option is exercisable, or within a period of three months after the Employment Termination Date, the Option may be exercised by the duly authorized executor of your last will or by the duly authorized administrator of your estate, but may not be exercised after the earlier of (i) one year from the date of your death or (ii) the Expiration Date, and may not be exercised for more than the number of Optioned Shares purchasable under Section 1 on the date of your death.

                  (c) If your employment is terminated as a result of your permanent disability, this Option may not be exercised after the earlier of (i) one year from the Employment Termination Date, or (ii) the Expiration Date, and may not be exercised for more than the number of Optioned Shares purchasable under Section 1 on the Employment Termination Date.

If you die after the date your employment is terminated under the provisions of this Section 5(c) but before the Expiration Date, the provisions of Section 5(b) above shall apply.

            Permanent disability shall mean a disability described in Section 422(c)(6) of the Code. The existence of a Disability shall be determined by the Committee in its absolute discretion.

            6. Adjustments to Exercise Price and Number of Securities. If the Corporation shall at any time subdivide or combine the outstanding shares of Common Stock, or similar corporate events the Exercise Price and the number of shares subject to the Option shall be appropriately adjusted.

            7. Reservation and Listing of Securities. The Corporation shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of this Option, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Corporation covenants and agrees that, upon exercise of this Option and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder. As long as this Option shall be outstanding, the Corporation shall use its best efforts to cause all shares of Common Stock issuable upon the exercise of the Option to be listed (subject to official notice of issuance) on all securities exchanges on which the Common Stock may then be listed and/or quoted on NASDAQ.

            8. Forfeiture of Option Gains. If at any time within one year after the exercise of all or any portion of the Option the Committee determines that the Corporation has been materially harmed by you, which harm either (a) results in your being terminated for Cause or (b) results from your engaging in any activity determined by the Committee, in its sole discretion, to be in competition with any activity of the Corporation, or otherwise inimical, contrary or harmful to the interests of the Corporation (including, but not limited to, violating any non-competition or similar agreements entered into with the Corporation or otherwise accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against the interests of the Corporation), then upon notice from the Corporation to you any gain ("Gain") realized by you upon exercising such Option shall be paid by you to the Corporation. For purposes of this Section 7, such Gain shall be the excess of the Fair Market Value of the shares of Company Stock obtained through such exercise as of the date of option exercise over the purchase price of such shares. The Corporation shall have the right to offset such Gain against any amounts otherwise owed to you by the Corporation (including, but not limited to wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

            9. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made and sent when delivered, or mailed by registered or certified mail, return receipt requested:

                  (a) If to the registered Holder of this Option, to the address of the Holder as shown on the books of the Corporation; or

                  (b) If to the Corporation, to 420 Lexington Avenue, Suite 601, New York, NY 10017, or to such other address as the Corporation may designate by notice to the Holders.

            10. Supplements and Amendments. The Corporation and the Holder may from time to time supplement or amend this Agreement in any respect, provided, however, that no amendment may adversely affect your rights hereunder without your written consent.

            11. Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Corporation, the Holder and their respective successors and assigns hereunder.

            12. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of the State of New York without giving effect to the rules of the State of New York governing the conflicts of laws.

            13. Entire Agreement; Modification. This Agreement, together with the Asset Purchase Agreement, including all schedules and exhibits hereto and thereto, contains the entire understanding between the parties hereto with respect to the subject matter hereof.

            14. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

            15. Captions. The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

            16. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Corporation and the registered Holder of this Option any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Corporation and the Holder.

            17. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

                      [Signature page follows immediately]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be dully executed, as of the day and year first written.

                                        SIGA TECHNOLOGIES, INC.


                                        By:
                                            ------------------------------------
                                            Name:  Thomas N. Konatich
                                            Title: Acting Chief Executive
                                                   Officer and Chief Financial
                                                   Officer



                                        ----------------------------------------
                                        Susan K. Burgess, Ph.D.

                                   Appendix A

                  NOTICE OF INTENTION TO EXERCISE STOCK OPTIONS

The undersigned grantee of a SIGA Technologies, Inc. Stock Option Agreement dated as of ______________________ to purchase _________ shares of common stock, par value $.0001 per share, of SIGA Technologies, Inc. ("Common Stock") hereby gives notice of her or her intention to exercise the Stock Option (or a portion thereof) and elects to purchase shares of Common Stock.

Shares should be issued in the name of the undersigned and should be sent to the undersigned at:

_____________________________
_____________________________
_____________________________
_____________________________

Dated this _____ day of __________________.

Social Security Number: __________________

Name: ____________________________________


__________________________________________
Signature

INSTRUCTIONS: The exercise of these Stock Options is effective on the date SIGA Technologies, Inc. has received (1) this Notice of Intention to Exercise Stock Options, and (2) payment in full in cash of the exercise price for all shares being purchased pursuant to this Notice.